EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Exec. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Manager, Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, May 18, 2006

GLIMCHER TO SELL FIVE MALL PROPERTIES

Updates 2006 Guidance, Provides Initial 2007 Guidance

COLUMBUS, OH - May 18, 2006 - Glimcher Realty Trust, (NYSE: GRT), today announced formal plans to sell five of its regional mall properties. In connection with these plans, the Company has entered into an exclusive listing agreement with Eastdil Secured Broker Services, Inc. to market and sell the assets. The Company expects total consideration, net of expenses, to be approximately $250 to $270 million from the sales. The five malls to be sold include:

•	Almeda Mall - Houston, TX
•	Eastland Mall - Charlotte, NC
•	Montgomery Mall - Montgomery, AL
•	Northwest Mall - Houston, TX
•	University Mall - Tampa, FL

“Aggressively selling non-core assets is a central part of our strategy to upgrade the overall quality of our real estate,” stated Michael P. Glimcher, President and CEO. “We would expect to redeploy the sales proceeds into our redevelopment program, acquisition of new higher income growth assets and selective ground-up development of premium retail properties.”

Primarily as a result of the Company’s mall disposition plans, Glimcher also announced today that it expects to recognize non-cash impairment charges of approximately $49 million during the second quarter of 2006. If the asset sales are not completed at estimated pricing levels, future adjustments to the impairment charges could be required.

“Even with the initial recognition of the non-cash impairment charges, we are anticipating an overall net gain of $10 to $30 million on the sale of the five properties,” stated Mark E. Yale, Exec.VP and CFO.

2006 Outlook

References to per share amounts are based on diluted common shares. Based upon an assumed net gain of $20 million on the sale of the five mall properties, the Company now estimates 2006 earnings per share to be in the range of $0.96 to $1.04. As a result of the anticipated non-cash impairment charges of $49 million discussed above, the Company now estimates 2006 FFO per share to be in the range of $1.20 to $1.28. The guidance assumes the sale of the five malls as of the beginning of the fourth quarter of 2006. All other significant assumptions from the previous guidance remain the same.

Glimcher Realty Trust
Add 2

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2006 follows:

	Low End	High End
Estimated earnings per share	$0.96	$1.04
Add: Real estate depreciation and amortization	1.98	1.98
Less: Gain on sales of properties	(1.74)	(1.74)
Estimated FFO per share	$1.20	$1.28

For the second quarter of 2006, the Company now estimates earnings (loss) per share to be in the range of $(1.19) to $(1.16) and FFO per share to be in the range of $(0.69) to $(0.66). A reconciliation of the range of estimated FFO per share to estimated earnings per share for the second quarter of 2006 follows:

	Low End	High End
Estimated earnings (loss) per share	$(1.19)	$(1.16)
Add: Real estate depreciation and amortization	0.50	0.50
Estimated FFO per share	$(0.69)	$(0.66)

Excluding the anticipated $49 million of impairment charges discussed above, the range of estimated FFO per share for the full year 2006 would be $2.43 to $2.51 and for the second quarter of 2006 would be $0.54 to $0.57.

2007 Outlook

References to per share amounts are based on diluted common shares. Due to the prospective impact from the anticipated sales of the five malls, the Company has elected to provide initial guidance for 2007. Management will be reviewing these ranges in connection with the annual budgeting process which will be finalized later in the year. The Company estimates earnings per share to be in the range of $0.42 to $0.54 for the year ending December 31, 2007 and expects FFO per share to be in the range of $2.42 to $2.54 for the year ending December 31, 2007.

The Company’s expectations for 2007 are based on the following key factors and assumptions:

•	An increase in same-mall net operating income of 3.5% to 4.5%.
•	Lease termination income and out-parcel sales of $3.25 to $4.25 million in 2007.
•	General and administrative expenses of $16.0 to $17.0 million for the year.
•	Approximately $100 million of acquisitions through the Company’s Joint Venture with OMERS Realty Corporation
•	$90 to $100 million of capital investment related to new development and redevelopment projects within the existing mall portfolio.
•	$18 million of recurring capital expenditures and tenant allowance/improvements.
•	An average 25 basis point increase in LIBOR during 2007.

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2007 follows:

	Low End	High End
Estimated earnings per share	$0.42	$0.54
Add: Real estate depreciation and amortization	2.00	2.00
Estimated FFO per share	$2.42	$2.54

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Glimcher Realty Trust
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Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straightline adjustments of minimum rents, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT’s definition.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of JV partners rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, the failure to achieve FFO for 2006 and 2007 set forth in this press release, failure of the Company to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and community centers, increases in impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company

Visit Glimcher at: www.glimcher.com

Financial table to follow

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GLIMCHER REALTY TRUST
Selected Operating Metrics for the Same Mall Portfolio

	Current Mall	Pro-forma Mall
	Portfolio	Portfolio (1)

Mall Store Sales PSF for the twelve months ending 3/31/06	$339	$346

Same Mall Store Occupancy as of 3/31/06	87.3%	88.3%

Same Mall Recovery Rates for the three months ending 3/31/06 (2)	86.6%	87.9%

Re-leasing Spreads for the three months ending 3/31/06	4.9%	9.5%

Same Mall NOI Growth for the year ending 12/31/05	1.4%	3.2%

(1) excludes the results of the five mall properties classified as held-for-sale:

Almeda Mall
Eastland Mall (NC)
Montgomery Mall
Northwest Mall
University Mall

(2) recovery rates represent the ratio of tenant reimbursements to the total of property operating expenses and real estate taxes